Exhibit 99.1

SAMSON OIL & GAS LODGES 30 JUNE 2012 FINANCIAL report AND 30 June 2012 fORM 10-K

Denver September 13th 2012, Perth September 14th, 2012

Samson Oil & Gas Limited (AMEX: SSN; ASX: SSN) today lodged its fiscal 2012 Annual Report (using International Financial Reporting Standards) with the ASX and filed its fiscal 2012 Form 10-K (including financial statements using US Generally Accepted Accounting Principles) for the year ended 30 June 2012. A copy of both reports is available in full on the Company’s website (www.samsonoilandgas.com).

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN".  Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 1,996 million ordinary shares issued and outstanding (including 250 million options exercisable at AUD 1.5 cents), which would be the equivalent of 99.8 million ADSs.  Accordingly, based on the NYSE MKT closing price of US$1.23 per ADS on September 13th, 2012 the Company has a current market capitalization of approximately US$119.0 million.  Correspondingly, based on the ASX closing price of A$0.054 on September 13th, 2012, the Company has a current market capitalization of A$105.0 million.  The options have been valued at their closing price of A$0.041on September 13th, 2012 and translated to US$ at the current exchange of 1.0471 for purposes of inclusion in the US$ market capitalization calculation.

For and on behalf of the board of
SAMSON OIL & GAS LIMITED
For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)
TERRY BARR
Managing Director

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's report on Form 10-K, which is available at www.sec.gov/edgar/searchedgar/webusers.htm.